                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          WASATCH PHARMACEUTICAL, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

           UTAH                                              84-0854009
-------------------------------                           --------------------
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                            Identification No.)

714 East 7200 South, Midvale,                                  84047
----------------------------------------                     ---------
(Address of Principal Executive Offices)                     (Zip Code)

                          Copies of communications to:

                            Marcus A. Sanders, Esq.,
                       33 New Montgomery Street, Suite 290
                               Tel. (415) 777-2220


                      2000 Non-Qualified Stock Option Plan
                      ------------------------------------
                            (Full title of the plan)

              Dave Giles, 714 East 7200 South, Midvale, Utah 84047
           ----------------------------------------------------------
            (Name, address, including zip code of agent for service)

   Telephone number, including area code, of agent for service: (801) 566-9688

                           CALCULATION OF REGISTRATION FEE

                                 Proposed         Proposed
  Title of                       Maximum          Maximum
  Securities     Amount          Offering         Aggregate        Amount of
  to be          to be           Price Per        Offering         Registration
  Registered     Registered (2)  Share (1)        Price            Fee
  ----------     ----------      ----------       ----------       ------------
  Common Stock,
  $0.001 par
  value            4,000,000     $0.305           $1,220,000        $322.08


(1) Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee, based on the average anticipated cost at which employee's and consultant's options will be issued.

(2) Includes an indeterminate number of additional shares that may be issued pursuant to the above Non-Qualified Stock Option Plan as a result of any future stock split, stock dividend or similar adjustment.

                                     PART I.
                INFORMATION REQUIRED IN SECTION 10 (A) PROSPECTUS

        The documents containing information specified in this Part I are being separately provided to the participants covered by the Plan, as specified by Rule 428(b) (1).


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE


The following documents filed by the Company with the Commission are hereby incorporated by reference:

        1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

        2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31,2000.

        3) All reports filed by the Company with the Commission pursuant to section 13(a) or 15(d) of the Exchange Act since December 31, 1999.

        4) Part I, Item 8 (Description of Securities) contained in the Company's registration statement on Form 8-A, SEC file No. 000-22899,filed July 31,1997,under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 12, or 15(d) of the Exchange Act prior to the filing of any post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

        No expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as giving an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest in the Company or its subsidiaries. In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The following is a brief summary of certain indemnification provisions of the Company's articles of incorporation and the Utah Revised Business Corporation Act. This summary is qualified in its entirety by reference to the text thereof.



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

        Section 16-10a-901 through 909 of the Utah Revised Business Corporation Act, as amended (the "Corporation Act"), permits a Utah corporation to indemnify its directors and officers for certain of their acts. More specifically, Sections 16-10a-902 and 16-10a-907 of the Corporation Act grant authority to any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, by reason of his or her having been a corporate director or officer. Such provision is limited to instances where the director or officer acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the corporation, or, in criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. Such sections confer on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred by him or her to the extent he or she is successful on the merits or otherwise defense of any claim, issue, or matter. The corporation may not indemnify a director if the director is adjudged liable to the corporation or deemed to have derived an improper personal benefit in an action in which the director is adjudged liable.
Section 16 10a-906 of the Corporation Act expressly makes indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors acting through a quorum of disinterested directors, or by the board of directors acting on the advice of independent legal counsel, or by the shareholders. Further,
Section 16-10a 904 of the Corporation Act permits a corporation to pay attorney's fees and other litigation expenses on behalf of a director or office in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses to the corporation if its is ultimately determined that he or she is not entitled to be indemnified by the corporation or to the extent the expenses so advanced by the corporation exceed the indemnification to which he or she is entitled. Such indemnification provisions do not exclude other indemnification rights to which a director or officer may be entitled under the corporation's certificate or articles of incorporation, bylaws, an agreement, a vote of shareholders, or otherwise. The corporation may also purchase and maintain insurance to provide indemnification.

        The foregoing discussion of indemnification merely summarizes certain aspects of the indemnification provisions of the Corporation Act and is limited by reference to the above discussed section of the Corporation Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.



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

ITEM 8. EXHIBITS

Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits on page 6.


ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 4th day of August, 2000.

                                            WASATCH PHARMACEUTICAL, INC.

                                            By /S/ Gary V. Heesch, President


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary V. Heesch, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

  Signature                            Title                   Date
  ---------                            -----                   ----
/S/ Gary V. Heesch              Chairman of the Board,       August 4, 2000
                                and President and Director

/S/ Craig Heesch                Director                     August 4, 2000


/S/ Robert Arbon                Director                     August 4, 2000



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

                                INDEX TO EXHIBITS

Exhibit
Number    Description
------    -----------
4.01      Wasatch Pharmaceutical, Inc.
          2000 Non-Qualified Stock Option Plan

5.01      Opinion of Counsel regarding legality

23.01     Consent of Independent Public Accountants

23.02     Consent of Counsel (included in Exhibit 5.1)

24.1      Powers of Attorney (See Signature Page)



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